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                                                                  EXHIBIT 99(a)


[BANPONCE CORPORATION LETTERHEAD]



For additional information, please contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
(787) 754-1685





April 25, 1997

BANPONCE SHAREHOLDERS APPROVE CHANGE OF CORPORATION'S NAME, VOTE TO INCREASE NUMBER OF SHARES

     The shareholders of BanPonce Corporation, a bank holding company based in San Juan, Puerto Rico, approved the change of the Corporation's name to Popular, Inc., at their annual stockholders' meeting held today in San Juan.

     The change in name will be effective immediately. The Corporations' symbol under which the shares are traded in NASDAQ, BPOP, will remain unchanged.

     The shareholders also voted in favor of increasing the authorized number of shares of common stock, par value $6, from 90,000,000 to 180,000,000.

     In addition, three members of the Board of Directores -- Salustiano Alvarez Mendez, Alfonso F. Ballester and Jorge A. Junquera -- were re-elected for three years.

     During the meeting, Richard L. Carrion, Chairman, President and Chief Executive Officer of the Corporation, presented a video with highlights of the main activities involving the Corporation, particularly Banco Popular, the principal subsidiary. The Corporation's annual report was also presented to shareholders in CD Rom format.

     Carrion also made a presentation of the Corporation's major achievements, highlighting the $185.2 million in net income for 1996, ROA of 1.14% and ROE of 16.15%. He also highlighted the expansion in the continental U.S., where the Corporation now operates 44 banking branches in New York, New Jersey, Chicago






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2 - BANPONCE CORPORATION TO CHANGE CORPORATE NAME TO POPULAR, INC.



and Los Angeles.

     "The change in name of the Corporation to Popular, Inc. responds to our corporate strategy, which seeks a homogenous identity for the recognition and marketing of the subsidiaries that make up the corporation," Carrion said.

     During the last quarter of 1996 all the banking branches of the Corporation in the continental U.S. changed their name to Banco Popular, converting to one single entity in all the markets where the Corporation operates.

     In addition, Carrion added, "the change in name seeks to achieve a consistent and uniform corporate image to facilitate the recognition of our name in all our markets and to secure the competitive position in Puerto Rico while we expand our franchise in the United States and the Caribbean to become the principal Hispanic provider of financial services."

     Carrion explained that part of the corporate strategy is to continue to expand in highly concentrated Hispanic areas with particular emphasis on the small and middle commercial markets. A high-profile television campaign with a well-recognized TV personality, Mario Kreutzberger, known to Hispanic audiences as DonFrancisco, has been initiated to promote the Banco Popular name recognition.

     In tune with these objectives, some of the Corporation's subsidiaries will also change their name this year. Puerto Rico Home Mortgage will be known as Popular Mortgage, Best Finance will do business as Popular Finance and BP Capital Markets will change to Popular Securities.

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